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                                                                EXHIBIT (23)(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman Common Stock Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 89 to Registration Statement No. 2-10835 on Form N-1A of our report dated February 23, 2006, relating to the financial statements and financial highlights of Seligman Common Stock Fund, Inc. appearing in the Annual Report on Form N-CSR of Seligman Common Stock Fund, Inc. for the year ended
December 31, 2005, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "General Information - Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York
April 25, 2006